CONTACT:

David W. Fry

Executive Vice President, Treasurer

and Chief Financial Officer

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION REPORTS RECORD QUARTERLY

NET INCOME OF $7.2 MILLION AND DILUTED EARNINGS PER SHARE OF $0.36

LAKE SUCCESS, NY – April 15, 2008 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three months ended March 31, 2008.

Net income for the first quarter ended March 31, 2008 was a record $7.2 million, an increase of $1.8 million, or 32.8%, from the $5.4 million earned in the first quarter of 2007, and an increase of $2.9 million, or 66.7%, from the $4.3 million earned in the fourth quarter of 2007. Diluted earnings per share for the first quarter was a record $0.36, an increase of $0.09, or 33.3%, from the $0.27 earned in the comparable quarter a year ago, and an increase of $0.14, or 63.6%, from the $0.22 earned in the fourth quarter of 2007. Net income for the first quarter of 2008 includes a final recovery of a portion of a loss sustained in 2002 on a WorldCom, Inc. senior note. This recovery, which was the result of class action litigation, was $1.4 million on an after-tax basis, and increased diluted earnings per share by $0.07 for the first quarter of 2008. This recovery was partially offset by the net after-tax loss recorded for the effect of SFAS No. 159 of $0.9 million, or $0.04 per diluted share, in the first quarter of 2008.

Core earnings, which exclude the effects of SFAS No. 159, the partial recovery of the loss on a WorldCom, Inc. senior note in the first quarter of 2008, and the other-than-temporary impairment charge in the fourth quarter of 2007, increased to $6.7 million, or $0.33 per diluted share, in the first quarter of 2008 from $6.0 million, or $0.30 per diluted share, in the fourth quarter of 2007, and $4.9 million, or $0.25 per diluted share, in the first quarter of 2007. The effect of changes in fair value recorded under SFAS No.159 reduced GAAP earnings by $0.04 per diluted share for the first quarter of 2008, increased GAAP earnings by $0.05 per diluted share in the fourth quarter of 2007, and increased GAAP earnings by $0.02 per diluted share in the first quarter of 2007. For a reconciliation of core earnings and core earnings per share to GAAP net income and GAAP earnings per share, please refer to the tables in the section titled Reconciliation of GAAP and Core Earnings.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report record net income and diluted earnings per share for the first quarter. Core earnings per share increased for the fourth consecutive quarter to $0.33 in the first quarter of 2008 from $0.30 in the fourth quarter of 2007. Our strong operating performance was driven by net interest income that grew to a record level of $20.7 million for the quarter, as the net interest margin increased 27 basis points from the prior quarter to 2.58% for the first quarter of 2008. Credit quality remained strong with non-performing loans at 0.23% of total assets.

“The Federal Open Market Committee (“FOMC”) lowered the overnight interest rate 200 basis points during the quarter to 2.25% as of March 31, 2008. These rate reductions, combined with a decrease in rate-based deposit competition in the New York Market, translated into a reduction in our funding costs as we took advantage of several funding sources, mixing rate reductions with duration increases. As a result, we were able to reduce our cost of funds 29 basis points for the first quarter of 2008 from the immediately preceding quarter. At March 31, 2008, we have $529.9 million of certificates of deposit, at a weighted-average rate of 4.40%, that will mature or reprice before the end of the year.

“Our strategic initiative to build a more ‘commercial-like’ bank continues to be successful. Loan applications in process increased 34% during the quarter to $268.8 million at March 31, 2008 from $201.0 million at December 31, 2007, with more than half of the increase coming from our business banking initiative. Deposit gathering initiatives by our business bankers have shown success in cross selling deposit products to both new and long-standing customers, as business checking accounts increased $7.6 million, or 27%, during the first quarter of 2008.

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Flushing Financial Corporation

April 15, 2008

Page Two

“In summary, we remain pleased with the direction and pace of change in the organization as we move toward a more ‘commercial-like’ banking institution. We continue to expand and leverage our strengths in multicultural banking and mixed-use and multi-family lending, as we remain focused on delivering long-term value to our shareholders.”

Earnings Summary - Three Months Ended March 31, 2008

For the three months ended March 31, 2008, net interest income was $20.7 million, an increase of $3.4 million, or 19.7%, from $17.3 million for the three months ended March 31, 2007. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $500.4 million to $3,209.3 million, combined with an increase in the net interest spread of seven basis points to 2.41% for the quarter ended March 31, 2008 from 2.34% for the comparable period in 2007. The yield on interest-earning assets increased five basis points to 6.66% for the three months ended March 31, 2008 from 6.61% in the three months ended March 31, 2007. The cost of interest-bearing liabilities decreased two basis points to 4.25% for the three months ended March 31, 2008 from 4.27% for the comparable prior year period. The net interest margin increased two basis points to 2.58% for the three months ended March 31, 2008 from 2.56% for the three months ended March 31, 2007. Excluding prepayment penalty income, the net interest margin would have been 2.44% and 2.46% for the three month periods ended March 31, 2008 and 2007, respectively.

The increase in the yield of interest-earning assets is primarily due to an increase of $360.2 million in the average balance of the loan portfolio to $2,732.8 million. The yield on the mortgage loan portfolio increased eight basis points to 6.91% for the three months ended March 31, 2008 from 6.83% for the three months ended March 31, 2007. This increase is due to the average rate on mortgage loans originated during the past twelve months being above the average rate on both the loan portfolio and mortgage loans which were paid-in-full during the period. The yield on the mortgage loan portfolio, excluding prepayment penalty income, was unchanged at 6.73% for the three months ended March 31, 2008 from the three months ended December 31, 2007.

The decrease in the cost of interest-bearing liabilities is primarily attributed to the FOMC lowering the overnight interest rate to 2.25% as of March 31, 2008. Certificates of deposit and money market accounts decreased two basis points and 18 basis points, respectively, for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. Savings accounts and NOW accounts increased 53 basis points and 146 basis points, respectively, for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. This increase in the average cost of Savings and NOW accounts is due to the introduction and promotion of new products which, although carrying a higher rate than other products in these types of accounts, had a lower rate during the quarter ended March 31, 2008 than the average cost of deposits. This resulted in a decrease in the cost of deposits of two basis points to 3.98% for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. The cost of borrowed funds also decreased 11 basis points to 4.74% for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. The average balance of certificates of deposit and borrowed funds increased $49.7 million and $274.8 million, respectively, for the quarter ended March 31, 2008 compared to the prior year period. In addition, the combined average balances of lower-costing savings, money market and NOW accounts increased a total of $177.3 million for the quarter ended March 31, 2008 compared to the prior year period.

The net interest margin for the three months ended March 31, 2008 increased 27 basis points to 2.58% from 2.31% for the quarter ended December 31, 2007. The yield on interest-earning assets increased one basis point during the quarter, while the cost of interest-bearing liabilities decreased 29 basis points. Excluding prepayment penalty income, the net interest margin would have been 2.44% for the quarter ended March 31, 2008, an increase of 23 basis points from 2.21% for the quarter ended December 31, 2007.

A provision for loan losses of $0.3 million was provided for the three months ended March 31, 2008. The Company had not provided a provision for loan losses since 1999. The regular quarterly review of the allowance for loan losses resulted in management’s conclusion that this provision is necessary to maintain the allowance for loan losses at a level that provides for losses inherent in the loan portfolio.

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Flushing Financial Corporation

April 15, 2008

Page Three

Non-interest income increased $0.3 million, or 8.8%, for the three months ended March 31, 2008 to $4.0 million, as compared to $3.7 million for the quarter ended March 31, 2007. Increases of $0.3 million in dividends received on Federal Home Loan Bank of New York (“FHLB-NY”) stock and $0.1 million in income on BOLI due to the purchase of additional BOLI were partially offset by a $0.1 million decrease in gain on sale of loans. The three months ended March 31, 2008 includes income of $2.4 million representing a partial recovery of a loss sustained in 2002 on a WorldCom, Inc. senior note. This amount was received as a result of a class action litigation settlement. The changes in fair value of financial assets and financial liabilities carried at fair value under SFAS No. 159 was a loss of $1.6 million for the three months ended March 31, 2008, a decrease of $2.4 million from the $0.8 million gain recorded for the three months ended March 31, 2007.

Non-interest expense was $13.2 million for the three months ended March 31, 2008, an increase of $0.7 million, or 5.5%, from $12.5 million for the three months ended March 31, 2007. The increase from the comparable prior year period is primarily attributed to increases of: $0.3 million in employee salary and benefits, $0.2 million in professional services, and $0.2 million in data processing expense, each of which is primarily attributed to the growth of the Bank over the past twelve months. The efficiency ratio was 56.1% and 62.2% for the three month periods ended March 31, 2008 and 2007, respectively.

Net income for the three months ended March 31, 2008 was $7.2 million, an increase of $1.8 million or 32.8%, as compared to $5.4 million for the three months ended March 31, 2007. Diluted earnings per share was $0.36 for the three months ended March 31, 2008, an increase of $0.09, or 33.3%, from $0.27 in the three months ended March 31, 2007.

Return on average equity was 12.3% for the three months ended March 31, 2008 compared to 10.0% for the three months ended March 31, 2007. Return on average assets was 0.8% for the three months ended March 31, 2008 and 2007.

Balance Sheet Summary

At March 31, 2008, total assets were $3,468.8 million, an increase of $114.2 million, or 3.4%, from $3,354.5 million at December 31, 2007. Total loans, net increased $111.0 million, or 4.1%, during the first quarter ended March 31, 2008 to $2,813.2 million from $2,702.1 million at December 31, 2007. At March 31, 2008, loan applications in process totaled $268.8 million, compared to $300.8 million at March 31, 2007 and $201.0 million at December 31, 2007.

The following table shows loan originations and purchases for the periods indicated.

	For the three months
	ended March 31,
(In thousands)	2008	2007
Multi-family residential	$47,482	$57,658
Commercial real estate	42,933	38,674
One-to-four family – mixed-use property	34,618	43,554
One-to-four family – residential	68,021	7,245
Construction	9,502	11,100
Commercial business and other loans	19,544	25,482
Total	$222,100	$183,713

Loan purchases included in the table above totaled $52.9 million and $9.1 million for the quarters ended March 31, 2008 and 2007, respectively.

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s strict underwriting standards. As a result, the Bank has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $7.9 million at March 31, 2008 compared to $5.9 million at December 31, 2007 and $3.1 million at March 31, 2007. The increase from December 31, 2007 is primarily attributed to three loans that are 90 days or more past due but still accruing interest. One of these loans, with a principal balance of $1.6 million, was sold in April with the Bank receiving all amounts, principal and interest, due under the terms of the loan. The other two loans are scheduled to either be paid-in-full or sold during the second quarter of 2008, with the Bank receiving all amounts, principal and interest, due under the terms of the loan. Non-accruing loans were $5.1 million at March 31, 2008, the same as at December 31, 2007. Total non-performing assets as a percentage of total assets was 0.23% at March 31, 2008 compared to 0.18% at December 31, 2007 and 0.11% as of March 31, 2007. The ratio of allowance for loan losses to total non-performing loans was 87% at March 31, 2008, compared to 113% at December 31, 2007 and 224% at March 31, 2007.

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Flushing Financial Corporation

April 15, 2008

Page Four

During the quarter ended March 31, 2008, mortgage-backed securities decreased $1.8 million to $360.9 million, while other securities decreased $3.8 million to $73.5 million. During the quarter ended March 31, 2008, there were purchases of $13.0 million of mortgage-backed securities. Other securities primarily consist of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $3,233.3 million at March 31, 2008, an increase of $112.5 million, or 3.6%, from December 31, 2007. During the quarter ended March 31, 2008, due to depositors increased $46.7 million to $2,049.7 million, primarily as a result of increases of $38.2 million in certificates of deposit and core deposits of $8.5 million. The increase in certificates of deposit is attributed to an increase in brokered deposits of $96.6 million, partially offset by a decrease in retail certificates of deposit of $58.3 million. Borrowed funds increased $49.3 million to partially fund loan growth. In addition, mortgagors’ escrow deposits increased $12.8 million during the quarter ended March 31, 2008.

Total stockholders’ equity increased $1.8 million, or 0.8%, to $235.4 million at March 31, 2008 from $233.7 million at December 31, 2007. Net income of $7.2 million for the three months ended March 31, 2008 was partially offset by a net after-tax decrease of $3.7 million on the market value of securities available for sale, $2.6 million of cash dividends declared and paid during the three months ended March 31, 2008, and a $0.6 million after-tax charge as a result of the adoption of EITF Issue No. 06-4, which requires the accrual of the post-retirement cost of endorsement split-dollar life insurance arrangements with employees. The exercise of stock options increased stockholders’ equity by $0.2 million, including the income tax benefit realized by the Company upon the exercise of the options. Book value per share was $11.03 at March 31, 2008, compared to $10.96 per share at December 31, 2007 and $10.41 per share at March 31, 2007.

The Company did not repurchase any shares during the quarter ended March 31, 2008 under its current stock repurchase program. At March 31, 2008, 362,050 shares remain to be repurchased under the current stock repurchase program. Through March 31, 2008, the Company had repurchased approximately 48% of the common shares issued in connection with the Company’s initial public offering at a cost of $118.6 million.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that have not elected to report any financial assets and financial liabilities under SFAS No. 159. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. The Company calculated core earnings by subtracting the partial recovery of a loss previously recorded on a WorldCom, Inc. senior note, adding back the other-than-temporary impairment charge, and subtracting/adding back the fair value gain/loss recorded under SFAS No.159. The Company adopted SFAS No. 159 effective January 1, 2007.

	Three Months Ended
	March 31, 2008	March 31, 2007	December 31, 2007
	(In thousands, except per share data)

GAAP net income	$ 7,151	$ 5,386	$ 4,291
Net (gain) loss under SFAS No. 159,
net of tax	895	(449)	(964)
Partial recovery of WorldCom, Inc.
loss, net of tax	(1,352)	-	-
Other-than-temporary impairment
charge, net of tax	-	-	2,632
Core net income	$ 6,694	$ 4,937	$ 5,959

GAAP diluted earnings per share	$ 0.36	$ 0.27	$ 0.22
Net (gain) loss under SFAS No. 159,
charge, net of tax	0.04	(0.02)	(0.05)
Partial recovery of WorldCom, Inc.
loss, net of tax	(0.07)	-	-
Other-than-temporary impairment
charge, net of tax	-	-	0.13
Core diluted earnings per share	$ 0.33	$ 0.25	$ 0.30

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Flushing Financial Corporation

April 15, 2008

Page Five

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fourteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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Flushing Financial Corporation	April 15, 2008 – Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands Except Per Share Data)

	March 31,	December 31,
	2008	2007
ASSETS	(Unaudited)
Cash and due from banks	$ 37,999	$ 36,148
Securities available for sale:
Mortgage-backed securities	360,918	362,729
Other securities	73,532	77,371
Loans:
Multi-family residential	968,166	964,455
Commercial real estate	657,099	625,843
One-to-four family - mixed-use property	708,650	686,921
One-to-four family - residential	219,728	161,666
Co-operative apartments	6,754	7,070
Construction	110,926	119,745
Small Business Administration	19,077	18,922
Taxi medallion	63,388	68,250
Commercial business and other	50,989	41,796
Net unamortized premiums and unearned loan fees	15,234	14,083
Allowance for loan losses	(6,847)	(6,633)
Net loans	2,813,164	2,702,118
Interest and dividends receivable	16,357	15,768
Bank premises and equipment, net	23,626	23,936
Federal Home Loan Bank of New York stock	44,780	42,669
Bank owned life insurance	52,813	52,260
Goodwill	16,127	16,127
Core deposit intangible	2,693	2,810
Other assets	26,744	22,583
Total assets	$ 3,468,753	$ 3,354,519

LIABILITIES
Due to depositors:
Non-interest bearing	$ 100,730	$ 69,299
Interest-bearing:
Certificate of deposit accounts	1,205,647	1,167,399
Savings accounts	365,579	354,746
Money market accounts	290,646	340,694
NOW accounts	87,060	70,817
Total interest-bearing deposits	1,948,932	1,933,656
Mortgagors' escrow deposits	35,261	22,492
Borrowed funds	1,121,879	1,072,551
Other liabilities	26,539	22,867
Total liabilities	3,233,341	3,120,865

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 21,343,311 shares and 21,321,564 shares issued and outstanding at March 31, 2008 and
December 31, 2007, respectively	213	213
Additional paid-in capital	76,097	74,861
Treasury stock (none at March 31, 2008 and December 31, 2007)	-	-
Unearned compensation	(1,906)	(2,110)
Retained earnings	165,566	161,598
Accumulated other comprehensive loss, net of taxes	(4,558)	(908)
Total stockholders' equity	235,412	233,654

Total liabilities and stockholders' equity	$ 3,468,753	$ 3,354,519

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Flushing Financial Corporation	April 15, 2008 – Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	For the three months
	ended March 31,
	2008	2007

Interest and dividend income
Interest and fees on loans	$47,311	$40,664
Interest and dividends on securities:
Interest	4,955	3,926
Dividends	864	102
Other interest income	297	99
Total interest and dividend income	53,427	44,791

Interest expense
Deposits	19,632	17,419
Other interest expense	13,080	10,067
Total interest expense	32,712	27,486

Net interest income	20,715	17,305
Provision for loan losses	300	-
Net interest income after provision for loan losses	20,415	17,305

Non-interest income
Loan fee income	698	712
Banking services fee income	442	387
Net gain on sale of loans held for sale	31	121
Net gain on sale of loans	22	47
Net (loss) gain from fair value adjustments	(1,602)	805
Federal Home Loan Bank of New York stock dividends	881	575
Bank owned life insurance	554	429
Other income	2,946	575
Total non-interest income	3,972	3,651

Non-interest expense
Salaries and employee benefits	6,454	6,147
Occupancy and equipment	1,636	1,625
Professional services	1,383	1,196
Data processing	1,045	844
Depreciation and amortization	594	593
Other operating expenses	2,105	2,118
Total non-interest expense	13,217	12,523

Income before income taxes	11,170	8,433

Provision for income taxes
Federal	3,164	2,647
State and local	855	400
Total taxes	4,019	3,047

Net income	$7,151	$5,386

Basic earnings per share	$0.36	$0.28
Diluted earnings per share	$0.36	$0.27
Dividends per share	$0.13	$0.12

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Flushing Financial Corporation	April 15, 2008 – Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands Except Share Data)

(Unaudited)

	At or for the three months
	Ended March 31,
	2008		2007
Per Share Data
Basic earnings per share	$0.36		$0.28
Diluted earnings per share	$0.36		$0.27
Average number of shares outstanding for:
Basic earnings per share computation	19,802,159		19,548,772
Diluted earnings per share computation	19,987,425		19,806,795
Book value per share (based on 21,343,311
and 21,113,435 shares outstanding at
March 31, 2008 and 2007, respectively)	$11.03		$10.41

Average Balances
Total loans, net	$2,732,792		$2,372,603
Total interest-earning assets	3,209,252		2,708,870
Total assets	3,398,079		2,870,679
Total due to depositors	1,942,197		1,715,197
Total interest-bearing liabilities	3,076,863		2,572,517
Stockholders' equity	233,081		214,736

Performance Ratios (1)
Return on average assets	0.84%		0.75%
Return on average equity	12.27		10.03
Yield on average interest-earning assets	6.66		6.61
Cost of average interest-bearing liabilities	4.25		4.27
Interest rate spread during period	2.41		2.34
Net interest margin	2.58		2.56
Non-interest expense to average assets	1.56		1.75
Efficiency ratio	56.08		62.24
Average interest-earning assets to average
interest-bearing liabilities	1.04	X	1.05	X

(1)	Ratios for the quarters ended March 31, 2008 and 2007 are presented on an annualized basis.

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Flushing Financial Corporation	April 15, 2008 – Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	At or for the three	At or for the year
	months ended	ended
	March 31, 2008	December 31, 2007

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.25%	7.27%
Leverage and core capital (minimum requirement = 3%)	7.25	7.27
Total risk-based capital (minimum requirement = 8%)	11.17	11.20

Capital ratios:
Average equity to average assets	6.86%	7.19%
Equity to total assets	6.79	6.97

Asset quality:
Non-accrual loans	$5,119	$5,140
Non-performing loans	7,900	5,893
Non-performing assets	7,900	5,893
Net charge-offs	86	424

Asset quality ratios:
Non-performing loans to gross loans	0.28%	0.22%
Non-performing assets to total assets	0.23	0.18
Allowance for loan losses to gross loans	0.24	0.25
Allowance for loan losses to non-performing assets	86.68	112.57
Allowance for loan losses to non-performing loans	86.68	112.57

Full-service customer facilities	14	14

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Flushing Financial Corporation	April 15, 2008 – Page Ten

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the three months ended March 31,
	2008				2007
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,600,676	$44,912	6.91%		$2,300,636	$39,264	6.83%
Other loans, net (1)	132,116	2,399	7.26		71,967	1,400	7.78
Total loans, net	2,732,792	47,311	6.92		2,372,603	40,664	6.86
Mortgage-backed securities	359,491	4,628	5.15		285,329	3,473	4.87
Other securities	77,195	1,191	6.17		42,585	555	5.21
Total securities	436,686	5,819	5.33		327,914	4,028	4.91
Interest-earning deposits and
federal funds sold	39,774	297	2.99		8,353	99	4.74
Total interest-earning assets	3,209,252	53,427	6.66		2,708,870	44,791	6.61
Other assets	188,827				161,809
Total assets	$3,398,079				$2,870,679

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$360,555	2,174	2.41		$274,265	1,291	1.88
NOW accounts	75,145	420	2.24		48,074	94	0.78
Money market accounts	317,000	2,968	3.75		253,062	2,484	3.93
Certificate of deposit accounts	1,189,497	14,054	4.73		1,139,796	13,528	4.75
Total due to depositors	1,942,197	19,616	4.04		1,715,197	17,397	4.06
Mortgagors' escrow accounts	30,254	16	0.21		27,666	22	0.32
Total deposits	1,972,451	19,632	3.98		1,742,863	17,419	4.00
Borrowed funds	1,104,412	13,080	4.74		829,654	10,067	4.85
Total interest-bearing liabilities	3,076,863	32,712	4.25		2,572,517	27,486	4.27
Non interest-bearing deposits	68,730				65,303
Other liabilities	19,405				18,123
Total liabilities	3,164,998				2,655,943
Equity	233,081				214,736
Total liabilities and equity	$3,398,079				$2,870,679

Net interest income /
net interest rate spread		$20,715	2.41%			$17,305	2.34%

Net interest-earning assets /
net interest margin	$132,389		2.58%		$136,353		2.56%

Ratio of interest-earning assets to
interest-bearing liabilities			1.04	X			1.05	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.2 million and $0.7 million for the three-month periods ended March 31, 2008 and 2007, respectively.

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